Exhibit 10.20

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 17th day of July, 2006 (the “Commencement Date”), is entered into among Ebun S. Garner. Esq. (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1. Commencement. This Agreement shall become effective on the Commencement Date and shall govern Executive’s employment by the Company.

2. At-will Employment. The parties to this Agreement agree and acknowledge that the Executive’s employment pursuant to this Agreement shall be considered at will. Either party may terminate this Agreement at any time, with or without Cause (as defined below) pursuant to the terms of this Agreement.

3. Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company, as its General Counsel and Vice President, Compliance. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and Chief Executive Officer (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and Chief Executive Officer (or his or her designee(s)).

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 6.2, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive an annual base salary of $215,000.00, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices, with salary increases, if any, to be determined by the Board on an annual basis in January of each subsequent year of Executive’s employment.

4.2 Performance Bonus. Executive will be eligible to receive a cash performance bonus each fiscal year in an amount equal to 50% of the annual base salary for such fiscal year (the “Total Bonus Amount”) based on Executive’s achievement of quarterly and annual performance objectives established by the Board at the beginning of each fiscal year. Up to twelve and a half percent (12.5%) of the Total Bonus Amount shall be payable within 30 days of the end of each fiscal quarter (for a total of up to 50% of the Total Bonus Amount), based on Executive’s achievement of quarterly objectives, and up to fifty percent (50%) of the Total Bonus Amount shall be payable within 30 days after the end of the fiscal year, based on Executive’s achievement of annual objectives. For fiscal year 2006, the Total Bonus Amount shall be based on the preexisting objectives established by the board of directors of the Company and Parent (collectively, the “Board”) for such year.

4.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees. Executive will also be entitled to take fully paid vacation in accordance with Company policy, which shall be not less than three (3) weeks per calendar year, with no forfeiture for unused vacation days.

4.4 Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

4.5 Equity.

(a) Executive acknowledges and agrees that all grants of equity to the Executive (excluding any shares held as a result of such shares being purchased in a private placement) pursuant to any agreement, written or otherwise as of the date of this Agreement are as follows: (i) a grant of 5,000 shares of Parent Series A-1 common stock that occurred on August 12, 2005; and (ii) a grant of 2,500 shares of Parent Series A-1 common stock that occurred on October 10, 2005; and (iii) a grant of options to purchase 2,500 shares of Parent Series A-1 common stock that occurred on April 1, 2006 (collectively, all three issuances shall be referred to as the “Restricted Shares”).

(b) The Restricted Shares shall also be subject to the terms of the agreements underlying the Restricted Shares and the Shareholders’ Agreement entered into by Parent and the holders of the other shares of Series A-1 common stock.

5. Termination of Employment. The Executive’s employment shall terminate upon the occurrence of any of the following:

5.1 Termination by the Company for Cause. This Agreement may be terminated by the Company for Cause upon the occurrence of any of the following (each of which shall constitute “Cause”): (i) Executive being convicted of a felony; (ii) Executive committing any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) failure or refusal by Executive to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Executive; (iv) a material breach of this Agreement that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Executive; (v) any gross or willful misconduct or gross negligence by Executive in the performance of Executive’s duties; (vi) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vii) a material violation of the Company’s Code of Conduct.

5.2 Termination Without Cause. At the election of the Company, without Cause, at any time, upon thirty (30) days written notice to Executive.

5.3 Voluntary Termination. At the election of the Executive, for any reason, upon thirty (30) days notice to the Company.

6. Effect of Termination.

6.1 Termination for Cause or at the Election of Executive. In the event that Executive’s employment is terminated for Cause pursuant to Section 5.1 or at the election of the Executive pursuant to Section 5.3, the Company shall have no further obligations under this Agreement other than to pay to Executive the base salary and benefits, including payment for accrued but untaken vacation days, otherwise payable to Executive under Sections 4.1 through 4.3 respectively through the last day of Executive’s actual employment by the Company (collectively, the “Accrued Obligations”).

6.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated pursuant to Section 5.2, the Company shall continue for a period of nine (9) months (the “Severance Period”), to pay to Executive the annual base salary then in effect in the manner set forth in Section 4.1 and payment for accrued but untaken vacation days. During the Severance Period, Executive shall be entitled to continue to participate in all benefit programs that the Company establishes and makes available to its management Employees.

7. Non-disclosure and Non-competition.

7.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after Executive’s employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.

(c) Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d) Executive agrees that all Creations (as herein defined) shall be the property of the Company. “Creations” shall mean all ideas, prospect and customer lists, inventions, research, plans for products or services, potential marketing and sales relationships, business development strategies, marketing plans, designs, logos, branding, layouts, templates, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, methodologies, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive solely or jointly with others to the extent relating to or otherwise in connection with Executive’s employment by the Company. Executive agrees to cooperate in all respects regarding requests by the Company relating to the Company’s intellectual property rights in the Creations, whether such cooperation is required during or after the termination of the employment period.

7.2 Noncompetition; Nonsolicitation; Nondisparagement.

(a) During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) For a period of one (1) year after termination of Executive’s employment for any reason, Executive will not recruit solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; provided, however, that this provision shall not apply in the event a Termination on CIC.

(c) During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

7.3 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.4 The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

8. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

10. Entire Agreement. This Agreement and the agreements related to the Restricted Shares constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including without limitation, that certain Employment Agreement between the parties dated August 2, 2005, as amended September 14, 2005, which this Agreement amends and restates in its entirety.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

13. Miscellaneous.

13.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

13.4 Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits to the jurisdiction of the courts of the State of California, sitting in San Diego County, as the exclusive jurisdiction and venue for any actions or proceedings brought against either party hereto, arising out of or relating to this Agreement. In any such action or proceeding brought in such courts, the parties hereto irrevocably (i) waive any objection or jurisdiction or venue, (ii) waive personal service of the summons, complaint and other process and (iii) agree that service thereof may be made by certified or registered first-class mail directed to the party to be served.

13.5 Waiver of Jury Trial. Each of the parties hereto irrevocably waives its right to a trial by jury in any action arising out of or related to this Agreement.

13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Ebun S. Garner
Ebun S. Garner, Esq.

ALPHATEC SPINE, INC.

By:	/s/ Ronald G. Hiscock
Name:	Ronald G. Hiscock
Title:	President and CEO

ALPHATEC HOLDINGS, INC.

By:	/s/ Ronald G. Hiscock
Name:	Ronald G. Hiscock
Title:	President and CEO